EXHIBIT 99.1



For Immediate Release


Contacts:
Heidi Hutchinson                                     John Wade
Senior Public Relations Manager                      Chief Financial Officer
Aptimus, Inc.                                        Aptimus, Inc.
(206) 441-9100, ext. 211                             (206) 441-9100, ext. 170

heidih@aptimus.com                                   johnw@aptimus.com



           APTIMUS ANNOUNCES RESTRUCTURING AND REPOSITIONING AS DIRECT
                       MARKETING INFRASTRUCTURE PROVIDER

Company delays fourth quarter earnings announcement to March 2 in order to include revised financial projections for 2001

     SEATTLE, Feb. 20, 2001 -- Aptimus today announced that it is repositioning as a direct marketing infrastructure provider, focusing all its resources on building its direct marketing network, The Aptimus Network. With this change, Aptimus will discontinue all activities related to its consumer-direct Web sites, including FreeShop.com, Desteo.com, and CatalogSite.com, and expects to transition out of these businesses over the course of the next several months. Aptimus' belief that the network model is of far greater value to its clients and has greater growth and profitability potential than its Web site strategy in today's rapidly evolving Internet advertising marketplace was a principal factor in the company's decision. "Our network strategy has shown significant promise since its initial launch last August. During this same period, site-based advertising products such as banners, boxes and newsletters have suffered. For Aptimus, this industry- wide problem has made a strategy that includes our site business difficult to support. We have thus made the decision to phase out our site business and focus 100 percent of our time, energy and resources on growing the cost-per-action network products desired by our direct marketing clients," said Tim Choate, president and CEO of Aptimus.

     The Aptimus Network places marketers' context-based offers in front of consumers on high-volume Web sites throughout the Internet, enabling marketers to reach their targeted audiences at the moment of greatest interest. The network originally launched in August 2000 and quickly grew to over 100,000 orders per day by October. Due to technology challenges related to this rapid growth, Aptimus pulled the network back and proceeded to identify and acquire a dynamic offer-serving technology solution with its $2.5 million cash and stock acquisition of XMarkstheSpot Inc., which was completed in late November.

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                                                                         Aptimus
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     The acquired technology has now been fully integrated and Aptimus has begun to rebuild its network momentum. Major online and traditional direct marketers have expressed great interest in Aptimus' network strategy and technology solution. The company has signed several large network contracts to date and anticipates others will follow with the changes being announced today. The following changes are a part of the repositioning of Aptimus as a direct marketing infrastructure provider:

     - Aptimus has dramatically reduced its staff to approximately 60 employees from 210 at the beginning of the year.

     - Aptimus has also significantly reduced other expenses related to its Web site business, including online advertising expenses. The Company anticipates that these reductions, combined with the staffing changes, will lead Aptimus to have total post-transition core operating costs, excluding fees to network partners related to network revenues, of under $3 million per quarter.

     - Aptimus has changed its sales strategy from a centralized approach based in Seattle to a decentralized approach focused on large-scale clients with strong sales leaders in major markets, including staff now in place in New York, Atlanta, San Francisco, and Seattle. Aptimus has recently attracted very strong sales and direct marketing professionals in these markets, including industry veteran Dave Wilson in New York, as Vice President, Strategic Solutions, with over 15 years of direct marketing industry experience at American Express, Citibank, and most recently as President of Traction Interactive, the interactive division of PIS Worldwide.


     This change in strategy will lead to revised financial projections for the company, including lower revenue and expense expectations. In order to provide appropriate financial guidance for 2001 related to these changes, Aptimus is delaying its fourth quarter earnings release call to next Friday, March 2 at 2:00PM. During the earnings call, the Company will share additional information about its strategy going forward. The Company continues to expect to achieve profitability this year, helped by this change in strategy that focuses all resources around a more profitable and scalable approach to growing its business. The Company also believes that it continues to have enough capital to achieve its goals. As of December 31, 2000, the Company had $25 million in cash and cash equivalents, with fourth quarter cash uses including its acquisition of XMarkstheSpot, continuation of its share buyback program, and operating expenses.


ABOUT APTIMUS
Aptimus (formerly FreeShop.com Inc.) is building the most powerful online direct marketing network. We provide a single-source online marketing solution that enables marketers to reach targeted audiences with specific promotional offers throughout the Internet. The Aptimus Network presents consumers with relevant offers geared to their immediate interests, allowing marketers to reach consumers with the right offers when they are most likely to respond. The Aptimus Network includes a wide range of partner sites. Aptimus is headquartered in Seattle, and is publicly traded on NASDAQ under the symbol APTM. For more information, please visit http://www.aptimus.com.


This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include comments regarding the ability and anticipated timing for the company to achieve profitability, the expected results or success of particular programs or undertakings and the future rate of growth of Aptimus. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company's operating results, the ability to compete successfully, the ability of the company to maintain current client relationships and attract new ones, and the ability to integrate acquired companies. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the "Risk Factors" described in the company's Annual Report on Form 10-K, dated March 31, 2000, and in other quarterly reports and filings on file with the SEC, which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.


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